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Exhibit 10.01

Amendment of Foundry Agreement

Date:	September 17, 2001
To:	Tower Semiconductor Ltd.

    The undersigned, QuickLogic Corporation, hereby agrees to amend the terms of the Foundry Agreement dated December 11, 2000 entered into with Tower Semiconductor Ltd. (the "Company")(the "Foundry Agreement") as set forth below:

  1.
  75% of the credits QuickLogic Corporation received, pursuant to Schedule 6.4 of the Foundry Agreement as of the date hereof and totaling the aggregate amount of $5,337,356 (the "Credits"), will be converted into fully-paid and non-assessable ordinary shares of the Company;

  2.
  such conversion of the Credits into equity will be effective as of five trading days from the Company's receipt of shareholder approval of this amendment to the Share Purchase Agreement;

  3.
  upon conversion of the Credits, QuickLogic Corporation shall be promptly issued 418,616 ordinary shares of the Company equivalent to the aggregate amount of the Credits divided by $12.75.

    All other provisions of the Foundry Agreement shall remain unchanged.

    QuickLogic Corporation understands this amendment to the Foundry Agreement is subject to the approval of each of Bank Hapoalim B.M., Bank Leumi Le-Israel, the Company's Audit Committee, Board of Directors as well as shareholders approval with respect to similar agreements between the Company and SanDisk Corporation, Macronix International (BVI) Ltd., and Alliance Semiconductor, each, for the conversion of credits into equity and certain Israeli regulatory authorities (including both the Investment Center and the Office of the Chief Scientist) and will take effect immediately after such approvals have been obtained. It is further understood that such shareholder approval requires approval by (i) the majority of votes cast at the shareholders meeting, including at least one third of all votes of the non-controlling members who are present in person or by proxy and vote on the matter or (ii) the majority of votes cast on the matter at the shareholder meeting, provided that the total votes cast in opposition to this amendment of the Share Purchase Agreement by the non-controlling members does not exceed 1% of all the voting rights in the Company.

Sincerely,
/S/ Arthur O. Whipple
By:	Arthur O. Whipple
Title:	Chief Financial Officer

By signing below please indicate the Company's acceptance of the terms of the proposed amendment to the Share Purchase Agreement.

Tower Semiconductor Ltd.
By:
Title:

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  Exhibit 10.01